July 20, 2017                            Contact:    Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Reports Second Quarter 2017 Results

Hartsville, S.C., U.S. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for its second quarter, ending July 2, 2017.

Second Quarter Highlights

•	Second quarter 2017 GAAP earnings per diluted share were $0.43, compared with $0.55 in 2016.

•
Second quarter 2017 GAAP results included $0.28 per diluted share, after tax, in charges for pension settlement distributions, restructuring-related activities and acquisitions expenses. In the second quarter of 2016, GAAP results included $0.18 per diluted share, after tax, in asset impairment and restructuring expenses primarily related to the divestiture of a paper mill in France and a retail packaging business in Puerto Rico.

•
Base net income attributable to Sonoco (base earnings) for second quarter 2017 was $0.71 per diluted share, compared with $0.73 in 2016. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.) Sonoco previously provided second-quarter 2017 base earnings guidance of $0.67 to $0.73 per diluted share.

•	Second-quarter 2017 net sales were $1.24 billion, up 2.9 percent, from $1.21 billion in 2016.

•
Cash flow from operations was $104.3 million in the first half of 2017, compared with $186.0 million in 2016. Free cash flow for the first six months of 2017 was negative $68.2 million, compared with positive $9.8 million in 2016. (See free cash flow definition and reconciliation to cash flow from operations later in this release.)

•
On July 11, 2017, the U.S. Trade Commission granted Sonoco early termination of the waiting period for its acquisition of Clear Lam Packaging, Inc., a leading developer, manufacturer and converter of innovative flexible and forming film packaging materials used with fresh and processed foods, personal health care products, electronics, household products and industrial products, based in Elk Grove Village, Ill. The approximately $170 million transaction is expected to close by the end of July 2017.

Third Quarter and Full Year Guidance Update

•
Base earnings for the third quarter of 2017 are estimated to be in the range of $0.71 to $0.77 per diluted share. This guidance takes into consideration the impact of acquisitions, net of divestitures, and elevated recovered paper prices during the third quarter. Base earnings in the third quarter of 2016 were $0.72 per diluted share.

•	Full-year 2017 base earnings guidance has been narrowed to a range of $2.73 to $2.80, which includes a targeted $0.07 per diluted share expected to come from acquisitions.

•
2017 operating cash flow and free cash flow have been updated to approximately $445 million and $100 million, respectively, due to higher than expected increases in working capital primarily due to higher selling prices and higher material costs.

Note: Third-quarter and full-year 2017 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition-related costs, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

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1 North Second Street
Hartsville, S.C. 29550 USA
843/383-7000
www.sonoco.com

Sonoco Reports Second Quarter 2017 Results - page 2

Second Quarter Review
Commenting on the Company’s second quarter GAAP and base results, Sonoco President and Chief Executive Officer Jack Sanders said, “Sonoco's balanced portfolio of consumer-related, industrial and protective packaging businesses continues to produce consistent results despite generally weak market demand and fluctuating raw material costs. Compared to the prior-year quarter, the Company benefited from a positive price/cost relationship, manufacturing productivity improvements, and lower management incentives. However, these positive factors were offset by lower volume/mix, operating cost inflation and higher taxes on our base operating results.

“Operating profit in our Consumer Packaging segment was essentially flat with last year's quarter as total productivity and a slightly positive price/cost relationship essentially offset lower volume. Segment sales rose 2.0 percent due to acquisitions, net of divestitures, and higher selling prices implemented to recover rising raw material costs which was partially offset by the negative impact of foreign exchange.

"Our Display and Packaging segment's operating profit declined from last year's quarter on lower volume/mix and manufacturing productivity declines. Segment sales declined 11.7 percent due to loss of the Company's contract packaging business in Mexico and Brazil, as well as lower volumes in our domestic display and retail packaging businesses.

“Operating profit in our Paper and Industrial Converted Products segment improved 16.1 percent to the highest level in nearly three years as operating margin increased 70 basis points to 9.3 percent. The segment benefited from strong manufacturing productivity improvements and a positive price/cost relationship which were only partially offset by higher labor, maintenance and other expenses. Current-quarter segment sales grew by 8.3 percent due primarily to higher selling prices implemented to recover escalating recovered paper costs, partially offset by the prior-year divestiture of a paperboard mill in France, lower volume and the negative impact of foreign exchange.

“Our Protective Solutions segment's operating profit declined 23.0 percent from the prior-year quarter, as a negative price/cost relationship and declining manufacturing productivity resulting from lower volume were only partially offset by fixed-cost productivity improvements. Sales improved 3.2 percent in the quarter due primarily to acquisitions and higher selling prices, which offset lower volume.”

GAAP net income attributable to Sonoco in the second quarter was $43.1 million, or $0.43 per diluted share, compared with $56.3 million, or $0.55 per diluted share, in 2016. Base earnings in the second quarter were $71.8 million, or $0.71 per diluted share, compared with $74.7 million, or $0.73 per diluted share, in 2016. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring-related items, asset impairment charges, acquisition expenses and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the ongoing operating performance of the business. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)

Second quarter GAAP earnings include after-tax charges of $28.7 million, or $0.28 per diluted share, related to pension settlement distributions, restructuring costs from previously announced plant closures and acquisition expenses. During the quarter, the Company made lump sum pension settlement payments to certain pension plan participants not yet receiving benefits. By settling these accounts, the Company should have a modest reduction in Pension Benefit Guarantee Corporation premiums as well as lower administrative costs, while reducing some pension volatility to future earnings. There was no reported cash impact from the settlements as the payments were made from existing pension assets. In the second quarter of 2016, GAAP results included $0.18 per diluted share, after tax, in asset impairment and restructuring expenses primarily related to the divestiture of a paper mill in France and a retail packaging business in Puerto Rico.

Net sales for the second quarter were $1.24 billion, an increase of $35.0 million, or 2.9 percent, from last year’s quarter. The improvement in sales was a result of higher selling prices, particularly from rising raw material prices, and sales added from acquisitions, net of divestitures. These positive factors were partially offset by lower volume and the negative impact of foreign exchange.

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Sonoco Reports Second Quarter 2017 Results - page 3

Gross profits were $235.9 million in the second quarter, down $6.1 million, compared with $242.0 million in the same period in 2016. Gross profit as a percent of sales declined to 19.0 percent, compared with 20.1 percent in the same period in 2016. The gross profit percentage reduction in the quarter was due primarily to lower volume/mix and the impact of rising raw material prices, partially offset by manufacturing productivity gains. Second-quarter selling, general and administrative expenses were up $30.6 million from the prior year at $157.2 million. This increase was driven by the previously mentioned charges related to lump sum pension settlements, acquisition and acquisition- related costs and wage inflation. These increases were partially offset by lower management incentives.

Year-to-date Results

For the first six months of 2017, net sales were $2.41 billion, down $19.0 million, compared with $2.43 billion in 2016. Sales declined during the period due to lower volume, the loss of contract packaging business in Mexico and Brazil, the negative impact of foreign exchange and divestitures, net of acquisitions. These negative factors were partially offset by higher selling prices implemented to recover rising raw material costs.

GAAP net income attributable to Sonoco for the first half of 2017 was $96.9 million or $0.96 per diluted share, compared with $116.2 million or $1.14 per diluted share in 2016. Earnings in the first half of 2017 included $34.9 million, or $0.35 per diluted share, related to the previously discussed lump sum pension settlements, after-tax restructuring charges and acquisition expenses. These charges were partially offset by non-base insurance settlement gains. Earnings in the first half of 2016 included $25.0 million, or $0.24 per diluted share, in after-tax asset impairment and restructuring charges related to the sales of the Company's paper mill in France and retail packaging business in Puerto Rico, along with other previously announced restructuring actions.

Base earnings in the first half of 2017 were $131.7 million, or $1.31 per diluted share, compared with $141.2 million, or $1.38 per diluted share in the same period in 2016, a 6.7 percent decline. In addition, current year-to-date gross profit was $456.1 million, compared with $487.3 million in the first half of 2016. These declines stemmed from lower volume/mix and divestitures, net of acquisitions, partially offset by fixed-cost productivity gains. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.) Gross profit as a percent of sales in the first half of 2017 was 18.9 percent, compared with 20.0 percent in 2016.

For the first half of 2017, cash generated from operations was $104.3 million compared with $186.0 million in 2016, a decline of $81.8 million. The year-to-date decrease in net income attributable to Sonoco of $19.3 million was offset by a decrease in year-to-date net pension and post-retirement plan expenses and contributions of $20.1 million. However, changes in tax accounts consumed $38.3 million more cash in the first six months of 2017 compared to 2016. This increased consumption was partially driven by the settlement of outstanding taxes payable at the end of 2016 related to the disposal of the Company's blow molded plastics business. Asset impairment charges/losses on dispositions of assets was $13.7 million less of a benefit in the current period compared to 2016. The benefit in 2016 included non-cash losses related to dispositions of a paper mill in France. In addition, changes in other operating activity consumed $36.9 million more cash in 2017 than in the first six months of 2016. 2017 saw increased cash consumption due to the timing of various collections and payments of miscellaneous receivables and liabilities. Net capital expenditures and cash dividends were $96.8 million and $75.6 million, respectively, during the first half of 2017, compared with $103.6 million and $72.7 million, respectively in 2016.

Free cash flow for the first half of 2017 was a negative $68.2 million, compared with positive $9.8 million in the same period last year. Free cash flow is a non-GAAP financial measure which may not represent the amount of cash flow available for general discretionary use because it excludes non-discretionary expenditures, such as mandatory debt repayments and required settlements of recorded and/or contingent liabilities not reflected in cash flow from operations. (See free cash flow reconciliation later in this release. Free cash flow is defined as cash flow from operations minus net capital expenditures and cash dividends. Net capital expenditures is defined as capital expenditures minus proceeds from, and/or plus costs incurred in, the disposition of capital assets.)

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Sonoco Reports Second Quarter 2017 Results - page 4

At July 2, 2017, total debt was approximately $1.31 billion, compared with $1.05 billion as of December 31, 2016. At the end of the second quarter, the Company had a total-debt-to-total-capital ratio of 43.7 percent, compared with 40.4 percent at December 31, 2016. Cash and cash equivalents were $207.6 million as of July 2, 2017, compared with $257.2 million at December 31, 2016. The increase in the debt, debt ratio as well as the reduction in cash are primarily due to the $230 million acquisition of Peninsula Packaging, Inc., a thermoforming business, in March 2017.

Corporate
Net interest expense for the second quarter of 2017 declined to $12.8 million, compared with $13.5 million during the same period in 2016, due to higher interest income on cash deposits as well as lower average borrowings in the current-year quarter at lower average interest rates. The 2017 second-quarter effective tax rates on GAAP and base earnings were 29.6 percent and 32.0 percent, respectively, compared with 31.5 percent and 29.6 percent, respectively, in the prior year’s quarter. The GAAP and base tax rates were both affected by favorable 2016 discrete tax adjustments including a benefit from the release of reserves for uncertain tax positions, along with more favorable benefit from the manufacturer’s deduction and other federal tax adjustments in that year.  In addition, the 2017 GAAP rate reflects a more favorable distribution of earnings between low and high tax jurisdictions, primarily from the pension settlement expense occurring in the U.S., which together with the 2016 sale of the French paper mill on which no tax benefit was generated, are the primary drivers of the overall GAAP rate decrease.

Third Quarter and Full-Year 2017 Outlook
Sonoco expects third-quarter 2017 base earnings to be in the range of $0.71 to $0.77 per diluted share. This guidance takes into consideration the impact of acquisitions, net of divestitures, and elevated recovered paper prices during the third quarter. Base earnings in the third quarter of 2016 were $0.72 per diluted share.

Full-year 2017 base earnings guidance is expected to be a range of $2.73 to $2.80, which includes a targeted $0.07 per diluted share expected to come from current-year acquisitions. This updated guidance slightly narrows the range of the Company's previous guidance range of $2.73 to $2.83. The Company’s 2017 base earnings guidance anticipates a 31.7 percent effective tax rate for the year, up slightly from previous guidance.

Operating cash flow in 2017 is expected to be approximately $445 million, and free cash flow is expected to be approximately $100 million, due to higher than expected increases in working capital primarily due to higher selling prices and higher material costs.

Note: Third-quarter and full-year 2017 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition-related costs, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

Although the Company believes the assumptions reflected in the range of guidance are reasonable, given uncertainty regarding the future performance of the overall economy and potential changes in raw material prices and other costs, as well as other risks and uncertainties, including those described below, actual results could vary substantially.

Commenting on the Company’s outlook, Sanders said, “We are cautious entering the second half of 2017 as consumer preferences for packaged food continues to evolve and raw material costs remain unpredictable. We believe our diverse mix of consumer-related, industrial and protective packaging businesses are proving we can deliver consistent results in the midst of challenging markets. Our focus remains squarely on our Grow and Optimize strategy. For example, we are working to develop new packaging to serve the faster-growing perimeter of the store. The complementary acquisitions of Clear Lam Packaging and Peninsula Packaging significantly expand our flexible packaging and thermoforming plastics capabilities to build a strong position for developing and producing high-barrier structures necessary to meet growing consumer demand for more fresh and healthy foods.

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Sonoco Reports Second Quarter 2017 Results - page 5

Finally, while we have been very effective adjusting to the current environment, we realize we must continue to improve our operating structure. In order to do so, we are taking a more holistic look at each business to ensure we are serving the right customers with the right cost structure to ensure we improve our competitiveness and drive long-term margin improvement."

Segment Review
Sonoco reports its financial results in four operating segments: Consumer Packaging, Display and Packaging, Paper and Industrial Converted Products, and Protective Solutions. Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); extruded and injection-molded plastic products; printed flexible packaging; global brand artwork management; and metal and peelable membrane ends and closures.

Second-quarter 2017 sales for the segment were $521 million, compared with $511 million in 2016. Segment operating profit was $59.1 million in the second quarter, compared with $59.5 million in the same quarter of 2016.

Segment sales increased 2.0 percent compared to the prior-year quarter due to acquisitions, net of divestitures, and higher selling prices, which more than offset lower volume and the negative impact of foreign exchange. Segment operating profit was essentially flat compared to the prior-year quarter, reflecting modest gains from total productivity and positive price/cost offset by lower volume, primarily in composite cans in Europe and metal ends in North America, and wage inflation. As a result, operating margin declined 30 basis points to 11.3 percent.

Display and Packaging
The Display and Packaging segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semi-permanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; retail packaging, including printed backer cards, thermoformed blisters and heat sealing equipment; and paper amenities, such as coasters and glass covers.

Second-quarter 2017 sales for this segment were $116 million, compared with $131 million in 2016. Segment operating profit was $1.4 million in the quarter, compared with $5.0 million in the prior-year quarter.

Sales declined 11.7 percent compared to last year’s quarter due primarily to the loss of the Company's contract packaging business in Mexico and Brazil, lower volume in domestic displays and retail packaging, and the negative impact of foreign exchange. Operating profit in the segment declined year over year due to negative volume/mix in domestic displays and negative manufacturing productivity in retail packaging.

Paper and Industrial Converted Products
The Paper and Industrial Converted Products segment includes the following products: paperboard tubes and cores; fiber-based construction tubes; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and material recycling services.

Second-quarter 2017 sales for the segment were $469 million, up from $433 million in 2016. Segment operating profit was $43.5 million in the second quarter, compared with $37.5 million in 2016.

Segment sales grew approximately 8.3 percent during the quarter due to higher selling prices implemented to recover higher raw material costs, partially offset by the divestiture of a paperboard mill in France, lower volume and the negative impact of foreign exchange. Segment operating profit improved 16.1 percent compared to the prior year quarter due to manufacturing productivity improvements and a positive price/cost relationship, including the Company's corrugating medium operations. Partially offsetting these positive results were higher labor, maintenance

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Sonoco Reports Second Quarter 2017 Results - page 6

and other operating expenses. Lower volume in North America tubes and cores was partially offset by improvements in Europe.

Protective Solutions
The Protective Solutions segment includes the following products: custom-engineered, paperboard-based and expanded foam protective packaging and components; and temperature-assured packaging.

Second-quarter 2017 sales were $135 million, compared with $130 million in 2016. Operating profit was $11.0 million, compared with $14.2 million in the second quarter of 2016.

This segment’s 3.2 percent increase in second-quarter sales came from acquisitions and higher selling prices offset by negative volume/mix. Operating profit was down 23.0 percent in the quarter due to unfavorable manufacturing productivity and a negative price/cost relationship. These detriments were only partially offset by fixed-cost productivity improvements.

Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 11 a.m. ET today. The live conference call and a corresponding presentation can be accessed via the Internet at www.sonoco.com, under the Investor Relations section, or at http://investor.sonoco.com. A telephonic replay of the call will be available starting at 2 p.m. ET, to U.S. callers at 855-859-2056 and international callers at +404-537-3406. The replay passcode for both U.S. and international calls is 46863612. The archived call will be available through July 27, 2017. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.

About Sonoco
Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $4.8 billion, the Company has 20,000 employees working in more than 300 operations in 33 countries, serving some of the world’s best known brands in some 85 nations. For more information on the Company, visit our website at www.sonoco.com.

Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the Company and its representatives may from time to time make other oral or written statements that are also “forward-looking statements.” Words such as “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “commitment,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “re-envision, ” “assume,” “will,” “would,” “can,” “could,” “may,” “might,” “aspires,” “potential,” or the negative thereof, and similar expressions identify forward-looking statements.

Forward-looking statements include, but are not limited to, statements regarding: availability and supply of raw materials, and offsetting high raw material costs; improved productivity and cost containment; improving margins and leveraging strong cash flow and financial position; effects of acquisitions and dispositions; realization of synergies resulting from acquisitions; costs, timing and effects of restructuring activities; adequacy and anticipated amounts and uses of cash flows; expected amounts of capital spending; refinancing and repayment of debt; financial strategies and the results expected of them; financial results for future periods; producing improvements in earnings; profitable sales growth and rates of growth; market leadership; research and development spending; extent of, and adequacy of provisions for, environmental liabilities; adequacy of income tax provisions, realization of deferred tax assets, outcomes of uncertain tax issues and tax rates; goodwill impairment charges and fair values of reporting units; future asset impairment charges and fair values of assets; anticipated contributions to pension and postretirement benefit plans, fair values of plan assets, long-term rates of return on plan assets, and projected benefit obligations and payments; creation of long-term value and returns for shareholders; continued payment of dividends; and planned stock repurchases.

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Sonoco Reports Second Quarter 2017 Results - page 7

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks, uncertainties and assumptions include, without limitation:

•
availability and pricing of raw materials, energy and transportation, and the Company's ability to pass raw material, energy and transportation price increases and surcharges through to customers or otherwise manage these commodity pricing risks;

•	costs of labor;

•	work stoppages due to labor disputes;

•	success of new product development, introduction and sales;

•	consumer demand for products and changing consumer preferences;

•	ability to be the low-cost global leader in customer-preferred packaging solutions within targeted segments;

•	competitive pressures, including new product development, industry overcapacity, and changes in competitors’ pricing for products;

•	ability to maintain or increase productivity levels, contain or reduce costs, and maintain positive price/cost relationships;

•	ability to negotiate or retain contracts with customers, including in segments with concentration of sales volume;

•	ability to improve margins and leverage cash flows and financial position;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing businesses on operating results;

•	ability to maintain innovative technological market leadership and a reputation for quality;

•	ability to profitably maintain and grow existing domestic and international business and market share;

•	ability to expand geographically and win profitable new business;

•	ability to identify and successfully close suitable acquisitions at the levels needed to meet growth targets, and successfully integrate newly acquired businesses into the Company’s operations;

•	the costs, timing and results of restructuring activities;

•	availability of credit to us, our customers and suppliers in needed amounts and on reasonable terms;

•	effects of our indebtedness on our cash flow and business activities;

•	fluctuations in obligations and earnings of pension and postretirement benefit plans;

•	accuracy of assumptions underlying projections of benefit plan obligations and payments, valuation of plan assets, and projections of long-term rates of return;

•	cost of employee and retiree medical, health and life insurance benefits;

•	resolution of income tax contingencies;

•	foreign currency exchange rate fluctuations, interest rate and commodity price risk and the effectiveness of related hedges;

•	changes in U.S. and foreign tax rates, and tax laws, regulations and interpretations thereof;

•	accuracy in valuation of deferred tax assets;

•	accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;

•	accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;

•	liability for and anticipated costs of environmental remediation actions;

•	effects of environmental laws and regulations;

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Sonoco Reports Second Quarter 2017 Results - page 8

•	operational disruptions at our major facilities;

•	failure or disruptions in our information technologies;

•	loss of consumer or investor confidence;

•	ability to protect our intellectual property rights;

•	actions of domestic or foreign government agencies and changes in laws and regulations affecting the Company;

•	international, national and local economic and market conditions and levels of unemployment; and

•	economic disruptions resulting from terrorist activities and natural disasters.

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, www.sonoco.com.

References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

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Sonoco Reports Second Quarter 2017 Results - page 9

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	Three Months Ended		Six Months Ended
	July 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016

Net sales	$1,240,674	$1,205,680	$2,412,998	$2,431,956
Cost of sales	1,004,799	963,667	1,956,901	1,944,690
Gross profit	235,875	242,013	456,097	487,266
Selling, general and administrative expenses	157,208	126,611	283,346	260,804
Restructuring/Asset impairment charges	7,897	23,278	12,008	32,506
Income before interest and income taxes	70,770	92,124	160,743	193,956
Net interest expense	12,792	13,544	24,850	27,331
Income before income taxes	57,978	78,580	135,893	166,625
Provision for income taxes	17,167	24,790	42,706	53,984
Income before equity in earnings of affiliates	40,811	53,790	93,187	112,641
Equity in earnings of affiliates, net of tax	2,845	2,928	4,799	4,267
Net income	43,656	56,718	97,986	116,908
Net income attributable to noncontrolling interests	(531)	(466)	(1,128)	(742)
Net income attributable to Sonoco	$43,125	$56,252	$96,858	$116,166

Weighted average common shares outstanding – diluted	100,717	101,873	100,849	102,148

Diluted earnings per common share	$0.43	$0.55	$0.96	$1.14
Dividends per common share	$0.39	$0.37	$0.76	$0.72

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	July 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016
Net sales
Consumer Packaging	$521,262	$511,007	$1,003,443	$1,038,345
Display and Packaging	115,612	130,874	230,247	275,141
Paper and Industrial Converted Products	469,197	433,342	911,699	856,416
Protective Solutions	134,603	130,457	267,609	262,054
Consolidated	$1,240,674	$1,205,680	$2,412,998	$2,431,956

Income before interest and income taxes:
Segment operating profit:
Consumer Packaging	$59,063	$59,509	$117,073	$122,374
Display and Packaging	1,444	5,030	4,627	8,311
Paper and Industrial Converted Products	43,513	37,480	68,236	70,779
Protective Solutions	10,952	14,220	21,813	26,246
Restructuring/Asset impairment charges	(7,897)	(23,278)	(12,008)	(32,506)
Other, net	(36,305)	(837)	(38,998)	(1,248)
Consolidated	$70,770	$92,124	$160,743	$193,956

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Sonoco Reports Second Quarter 2017 Results - page 10

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Six Months Ended
	July 2, 2017	July 3, 2016
Net income	$97,986	$116,908
Asset impairment charges/losses on disposition of assets	1,771	15,490
Depreciation, depletion and amortization	103,649	105,530
Net pension and postretirement plan expenses/(contributions)	6,649	(13,403)
Changes in working capital	(56,049)	(64,024)
Changes in tax accounts	(22,576)	15,769
Other operating activity	(27,148)	9,779
Net cash provided by operating activities	104,282	186,049

Purchase of property, plant and equipment, net	(96,846)	(103,616)
Cost of acquisitions, net of cash acquired	(217,489)	(863)
Net debt proceeds/(repayments)	232,902	(47,891)
Cash dividends	(75,604)	(72,679)
Shares acquired under announced buyback	—	(37,931)
Other, including effects of exchange rates on cash	3,120	2,245

Net increase/(decrease) in cash and cash equivalents	(49,635)	(74,686)
Cash and cash equivalents at beginning of period	$257,226	$182,434
Cash and cash equivalents at end of period	$207,591	$107,748

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	July 2, 2017	December 31, 2016
Assets
Current Assets:
Cash and cash equivalents	$207,591	$257,226
Trade accounts receivable, net of allowances	716,312	625,411
Other receivables	41,179	43,553
Inventories	439,353	372,814
Prepaid expenses and deferred income taxes	60,542	49,764
	1,464,977	1,348,768
Property, plant and equipment, net	1,150,990	1,060,017
Goodwill	1,177,563	1,092,215
Other intangible assets, net	274,319	224,958
Other assets	224,894	197,245
	$4,292,743	$3,923,203
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$778,353	$751,827
Notes payable and current portion of long-term debt	117,064	32,045
Income taxes payable	10,690	18,744
	906,107	802,616
Long-term debt, net of current portion	1,190,646	1,020,698
Pension and other postretirement benefits	398,251	447,339
Deferred income taxes and other	115,947	97,845
Total equity	1,681,792	1,554,705
	$4,292,743	$3,923,203

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Sonoco Reports Second Quarter 2017 Results - page 11

Definition and Reconciliation of Non-GAAP Financial Measures

The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. Some of the information presented in this press release reflects the Company’s “as reported” or "GAAP" results adjusted to exclude amounts; including the associated tax effects, relating to restructuring initiatives, asset impairment charges, environmental charges, acquisition-related costs, gains or losses from the disposition of businesses, excess property insurance recoveries, pension settlement charges, and certain other items, if any, including other income tax-related adjustments and/or events, the exclusion of which management believes improves comparability and analysis of the ongoing operating performance of the business. These adjustments, which are referred to as "non-base", result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against plan/forecast all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.

To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, except with respect to guidance, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below. Third-quarter and full-year 2017 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition related costs, and the tax effect of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

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Sonoco Reports Second Quarter 2017 Results - page 12

		Non-GAAP Adjustments
Three Months Ended July 2, 2017	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Income before interest and income taxes	$70,770	$7,897	$36,305	$114,972
Interest expense, net	12,792	—	—	12,792
Income before income taxes	57,978	7,897	36,305	102,180
Provision for income taxes	17,167	2,338	13,147	32,652
Income before equity in earnings of affiliates	40,811	5,559	23,158	69,528
Equity in earnings of affiliates, net of taxes	2,845	—	—	2,845
Net income	43,656	5,559	23,158	72,373
Net (income) attributable to noncontrolling interests	(531)	(12)	—	(543)
Net income attributable to Sonoco	$43,125	$5,547	$23,158	$71,830

Per Diluted Share*	$0.43	$0.06	$0.23	$0.71
*Due to rounding individual items may not sum across

		Non-GAAP Adjustments
Three Months Ended July 3, 2016	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(3)	Base

Income before interest and income taxes	$92,124	$23,278	$837	$116,239
Interest expense, net	13,544	—	—	13,544
Income before income taxes	78,580	23,278	837	102,695
Provision for income taxes	24,790	5,425	233	30,448
Income before equity in earnings of affiliates	53,790	17,853	604	72,247
Equity in earnings of affiliates, net of taxes	2,928	—	—	2,928
Net income	56,718	17,853	604	75,175
Net (income) attributable to noncontrolling interests	(466)	(38)	—	(504)
Net income attributable to Sonoco	$56,252	$17,815	$604	$74,671

Per Diluted Share*	$0.55	$0.17	$0.01	$0.73
*Due to rounding individual items may not sum across

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2)Consists primarily of pension settlement charges of $31,074 and costs related to acquisitions and potential acquisitions which were partially offset by insurance settlement gains.

(3)Consists primarily of costs related to acquisitions and potential acquisitions.

Sonoco Reports Second Quarter 2017 Results - page 13

		Non-GAAP Adjustments
Six Months Ended July 2, 2017	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Income before interest and income taxes	$160,743	$12,008	$38,998	$211,749
Interest expense, net	24,850	—	—	24,850
Income before income taxes	135,893	12,008	38,998	186,899
Provision for income taxes	42,706	3,636	12,506	58,848
Income before equity in earnings of affiliates	93,187	8,372	26,492	128,051
Equity in earnings of affiliates, net of taxes	4,799	—	—	4,799
Net income	97,986	8,372	26,492	132,850
Net (income) attributable to noncontrolling interests	(1,128)	(14)	—	(1,142)
Net income attributable to Sonoco	$96,858	$8,358	$26,492	$131,708

Per Diluted Share*	$0.96	$0.08	$0.26	$1.31
*Due to rounding individual items may not sum across

		Non-GAAP Adjustments
Six Months Ended July 3, 2016	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(3)	Base

Income before interest and income taxes	$193,956	$32,506	$1,248	$227,710
Interest expense, net	27,331	—	—	27,331
Income before income taxes	166,625	32,506	1,248	200,379
Provision for income taxes	53,984	8,345	340	62,669
Income before equity in earnings of affiliates	112,641	24,161	908	137,710
Equity in earnings of affiliates, net of taxes	4,267	—	—	4,267
Net income	116,908	24,161	908	141,977
Net (income) attributable to noncontrolling interests	(742)	(45)	—	(787)
Net income attributable to Sonoco	$116,166	$24,116	$908	$141,190

Per Diluted Share*	$1.14	$0.24	$0.01	$1.38
*Due to rounding individual items may not sum across
(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2) Consists primarily of pension settlement charges of $31,074 and costs related to acquisitions and potential acquisitions which were partially offset by insurance settlement gains. Additionally, includes non-base tax gains of $1,138 related to business dispositions and non-base tax charges totaling $2,160 primarily related to the settlement of a tax audit in Canada.

(3) Consists primarily of costs related to acquisitions and potential acquisitions.

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Sonoco Reports Second Quarter 2017 Results - page 14

	Six Months Ended
FREE CASH FLOW*	July 2, 2017	July 3, 2016

Net cash provided by operating activities	$104,282	$186,049
Purchase of property, plant and equipment, net	(96,846)	(103,616)
Cash dividends	(75,604)	(72,679)
Free Cash Flow	$(68,168)	$9,754

	Year Ended
	Estimated	Actual
FREE CASH FLOW*	December 31, 2017	December 31, 2016
Net cash provided by operating activities	$445,000	$398,679
Purchase of property, plant and equipment, net	(191,000)	(186,741)
Cash dividends	(154,000)	(146,364)
Free Cash Flow	$100,000	$65,574

* Free Cash Flow is a non-GAAP measure that does not imply the amount of residual cash flow available for discretionary expenditures, as it excludes mandatory debt service requirements and other non-discretionary expenditures.

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